Exhibit 99.1

Contact:	John B. Williamson, III
Chairman, President and CEO
Telephone:	(540) 777-3810

FOR IMMEDIATE RELEASE

RGC RESOURCES, INC.

SECOND QUARTER FINANCIAL RESULTS

ROANOKE, Va. (May 7, 2007)—RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $2,592,704 or $1.20 per share on 2,168,174 average diluted shares outstanding for the quarter ended March 31, 2007. This compares to quarterly earnings for the same quarter last year of $2,157,074 or $1.02 per share on 2,124,226 average diluted shares outstanding. John Williamson, Chairman, President and CEO, attributed the improvement in earnings primarily to improved natural gas sales margins.

Earnings per share for the twelve months ending March 31, 2007 were $1.90 on continuing operations and $1.94 for total operations on 2,152,274 average diluted shares outstanding compared to $1.46 for continuing operations and $1.62 for total operations on 2,111,267 average diluted shares outstanding for the twelve months ended March 31, 2006. Earnings on continuing operations for the twelve months ended March 31, 2006 were positively impacted by improved margins compared to the prior period.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia and West Virginia through its operating subsidiaries including Roanoke Gas Company, Bluefield Gas Company, Diversified Energy Company and RGC Ventures of Virginia, Inc.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Summary financial statements for the quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

(Unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2007	2006	2007	2006
Revenues	$42,611,738	$38,457,996	$98,025,179	$115,662,857
Cost of sales	32,842,652	29,608,089	70,618,623	89,816,488

Gross margin	9,769,086	8,849,907	27,406,556	25,846,369
Other operating expenses	4,973,387	4,817,194	18,470,400	18,593,684
Interest expense	606,610	681,480	2,399,734	2,304,978

Income from continuing operations before income taxes	4,189,089	3,351,233	6,536,422	4,947,707
Income tax expense from continuing operations	1,596,385	1,278,769	2,438,419	1,854,691

Net income from continuing operations	2,592,704	2,072,464	4,098,003	3,093,016
Net income from discontinued operations, net of income taxes	—	84,610	82,491	334,032

Net income	2,592,704	2,157,074	4,180,494	3,427,048
Other comprehensive income (loss), net of tax	(23,762)	411,479	(90,722)	45,207

Comprehensive income	$2,568,942	$2,568,553	$4,089,772	$3,472,255

Basic earnings per share of common stock:
Income from continuing operations	$1.20	$0.98	$1.91	$1.47
Discontinued operations	—	0.04	0.04	0.16

Net income	$1.20	$1.02	$1.95	$1.63

Diluted earnings per share of common stock:
Income from continuing operations	$1.20	$0.98	$1.90	$1.46
Discontinued operations	—	0.04	0.04	0.16

Net income	$1.20	$1.02	$1.94	$1.62

Cash dividends per common share	$0.305	$0.300	$1.210	$1.190

Weighted average number of common shares outstanding:
Basic	2,157,532	2,114,012	2,142,079	2,099,335
Diluted	2,168,174	2,124,226	2,152,274	2,111,267

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,
Assets	2007	2006
Current assets	$31,894,233	$39,322,437
Total property, plant and equipment, net	80,461,233	75,758,722
Other assets	451,429	526,026

Total Assets	$112,806,895	$115,607,185

Liabilities and Stockholders’ Equity
Current liabilities	$24,088,388	$30,793,856
Long-term debt	30,000,000	30,000,000
Deferred credits and other liabilities	14,758,318	13,335,373

Total Liabilities	68,846,706	74,129,229
Stockholders’ Equity	43,960,189	41,477,956

Total Liabilities and Stockholders’ Equity	$112,806,895	$115,607,185